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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Pre-Effective Amendment No. 2 and Post-Effective Amendment No. 4 to Form S-4 of Reunion Industries, Inc. of our report dated March 26, 1999, except as to Note 20 which is as of May 28, 1999, relating to the consolidated financial statements of Chatwins Group, Inc., and our report dated March 31, 1999, except as to Note 16 which is as of May 14, 1999, relating to the financial statements of Stanwich Acquisition Corp. (D/B/A Kingway Material Handling Company), which appear in such Form S-4. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Form S-4. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Financial Data."


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
September 27, 1999